Exhibit 99.1
April 27, 2010
PRIVATE AND CONFIDENTIAL
Manfredi & Associates, Inc.
20934 Lakeview Parkway
Mundelein, IL 60060
Re: Consent to Use of Data
Dear Sir or Madam:
     IronPlanet, Inc. (“IronPlanet”) is contemplating an initial public offering of its Common Stock. In connection with this offering, IronPlanet proposes to file a Form S-1 registration statement (“Registration Statement”) with the Securities and Exchange Commission (“SEC”).
     We request your consent to the quotation or summarization, as set forth on Exhibit A, in the Registration Statement and all amendments thereto, of certain portions of your report titled, “An Analysis of the Worldwide Potential For Equipment Auctions,” which you have prepared at our request. Furthermore, given the wide recognition of Manfredi & Associates, Inc. (“Manfredi”) as a market research firm that specializes in the heavy equipment industry and an industry analyst, we also request to cite Manfredi as the source of such information. We also request your permission to file this consent as an exhibit to our Registration Statement.
     If this is acceptable, please indicate your consent to our quotation or summarization of your report and to filing this consent as an exhibit to our Registration Statement by countersigning this letter. Please email or fax the signed consent to me at (925) 225-8610 and return the original via regular mail to IronPlanet’s legal counsel, Orrick, Herrington & Sutcliffe LLP, 405 Howard Street, San Francisco, CA 94105, Attention: Sirena Roberts. Please call the undersigned at (925) 225-8800 or Karen Dempsey or Sirena Roberts of Orrick, Herrington & Sutcliffe LLP at (415) 773-5700 with any questions you may have. Given the urgency of this request, your prompt attention to this matter is much appreciated.
     Please note that IronPlanet has not made any public announcement of the proposed public offering and appreciates your maintaining the confidentiality of the subject matter of this letter. In order to not jeopardize the offering, it is critical that you keep confidential IronPlanet’s plans with the respect to its initial public offering. Accordingly, please do not discuss the offering with third parties.

CONSENT GRANTED:		Sincerely,

MANFREDI & ASSOCIATES		IRONPLANET, INC.

By:	/s/ Frank Manfredi	/s/ Michael O’Donnell

Name:	Frank Manfredi	Michael O’Donnell, Senior Vice President
Title:	President	and Chief Financial Officer
Date:	April 27, 2010

Exhibit A
[Attach pages from Amendment No. 1 referencing Manfredi — currently pages 1, 23, 57, 58, II-3 and II-6]